EXHIBIT 99.3

                                 ENTREMED, INC.

                           CERTIFICATE OF DESIGNATION

                                       OF

                      SERIES A CONVERTIBLE PREFERRED STOCK

        (Pursuant to Section 151 of the Delaware General Corporation Law)



         We, Neil Campbell and James D. Johnson, Ph.D., the President and the Secretary, respectively, of EntreMed, Inc., a Delaware corporation (the "Corporation"), in accordance with the provisions of Section 103 of the Delaware General Corporation Law (the "DGCL") do hereby certify that, in accordance with
Section 141(c) of the DGCL, the following resolution was duly adopted by the Board of Directors of the Corporation on December 28, 2002:

         RESOLVED, that a series of Preferred Stock, par value $1.00 per share, of the Corporation is hereby created and the designation, number of shares, powers, preferences, rights, qualifications, limitations and restrictions thereof (in addition to any provisions set forth in the Restated Certificate of Incorporation of the Corporation which are applicable to the preferred stock of all classes and series) are as follows:

                      SERIES A CONVERTIBLE PREFERRED STOCK

              1. Designation and Amount. The shares of such series shall be designated as "Series A Convertible Preferred Stock" (the "Series A Convertible Preferred Stock"), and the number of shares constituting the Series A Stock shall be Three Million Three Hundred Fifty Thousand (3,350,000).

              2. Stated Capital. The amount to be represented in stated capital at all times for each share of Series A Convertible Preferred Stock shall be $1.00.

              3. Dividend Provisions.

                 a. The holders of shares of Series A Convertible Preferred Stock shall be entitled to receive, prior and in preference to the declaration or payment of any dividend or distribution to the holders of Common Stock or any other shares or securities of the Corporation ranking junior to such Series A Convertible Preferred Stock with respect to the payment of dividends or the distribution of assets on liquidation (as applicable, "Junior Securities"), and in addition to and not in limitation of the dividend rights provided in subsection 1(b) below, dividends which shall accrue cumulatively on each share of Series A Convertible Preferred Stock at the rate and in the manner prescribed in this subsection 3(a) from and including the date of issuance of such share of Series A Convertible Preferred Stock to but excluding the date on which any conversion of such share of Series A Convertible Preferred Stock shall have been effected, and payable when, as and if any dividend or distribution is declared by the Board of Directors of the Corporation. The date on which the Corporation initially issues a share of Series A Convertible Preferred Stock or, in the case


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of a share of Series A Convertible Preferred Stock issued upon or after one or more conversion(s) of other shares of Series A Convertible Preferred Stock, the date on which the Corporation initially issues the first such converting share of Series A Convertible Preferred Stock, will be deemed to be its "date of issuance" regardless of the number of times transfer of such share of Series A Convertible Preferred Stock is made or the number of certificates which may be issued to evidence a share of Series A Convertible Preferred Stock.

                      (1) Dividends shall accrue on each share of Series A Convertible Preferred Stock at a rate per annum of six (6%) percent of the Original Series A Convertible Preferred Stock Issue Price (as defined below) (as adjusted for stock splits, stock dividends, combinations, recapitalizations and similar events). In the event of any liquidation, dissolution or winding up of the Corporation or the bankruptcy of the Corporation, all accrued and unpaid dividends on a share of Series A Convertible Preferred Stock shall be added to the liquidation preference of such share on the payment date under subsection 4(a) below, or on the date of conversion of such share or upon the bankruptcy of the Corporation, as the case may be, accrued cumulatively to but excluding such payment date or bankruptcy on a daily basis. As used herein, the "Original Series A Convertible Preferred Stock Issue Price" shall mean $5.00 per share of Series A Convertible Preferred Stock, as adjusted for any stock splits, stock dividends, stock combinations and similar transactions with respect to the Series A Convertible Preferred Stock.

                      (2) No dividend or other distribution shall be paid on or set apart for payment on the shares of Common Stock of the Corporation (other than a dividend or distribution payable solely in shares of Common Stock) or other Junior Securities nor shall any payment be made on account of the purchase, redemption or retirement of any shares of Common Stock of the Corporation or other Junior Securities, unless all accrued and unpaid dividends on the Series A Convertible Preferred Stock have been or contemporaneously are paid or set apart for payment in accordance herewith; provided, however, that
(A) the Corporation may repurchase shares of Common Stock owned by terminated employees of, or consultants to, the Corporation or its subsidiaries. A conversion of a convertible security which by its terms is convertible into shares of Common Stock by the holder thereof shall not be deemed a purchase, redemption or retirement of the security so converted for purposes of this subsection 3(a).

                 b. In addition to and not in limitation of the dividends provided for in subsection 3(a), the holders of Series A Convertible Preferred Stock shall be entitled to receive dividends and other distributions equivalent to those declared or paid on shares of Common Stock (or any other Junior Securities), determined as if the Series A Convertible Preferred Stock had been converted into shares of Common Stock at the then effective Conversion Price (or, in the case of dividends or distributions on Junior Securities other than shares of Common Stock, determined on a comparable basis), and payable when, as and if declared by the Board of Directors of the Corporation on such shares of Common Stock (or other Junior Securities).

              4. Liquidation Preference.

                 a. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary (a "Liquidation Event"), the holders of Series A Convertible Preferred Stock shall be entitled to receive,



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prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of Common Stock or any other Junior Securities by reason of their ownership thereof, an amount per share in cash equal to the greater of (A) two times the Original Series A Convertible Stock Issue Price, plus all accrued or declared but unpaid dividends on such share of Series A Convertible Preferred Stock as of the date of such event (together, the "Series A Stock Liquidation Preference") or (B) the amount per share that would be payable to a holder of a shares of Series A Convertible Preferred Stock had all shares of Series A Convertible Preferred Stock been converted to Common Stock immediately prior to such Liquidation Event. If, upon the occurrence of a Liquidation Event, the assets and funds thus distributed among the holders of the Series A Convertible Preferred Stock shall be insufficient to permit the payment to such holders of the full Series A Convertible Preferred Stock Liquidation Preference, then the entire assets and funds of the Corporation legally available for distribution shall be distributed, ratably among the holders of the Series A Convertible Preferred Stock in proportion to the aggregate Series A Convertible Preferred Stock Liquidation Preference that would otherwise be payable to such holders.

                 b. Unless waived by the holders of a majority of the Series A Convertible Preferred Stock, the occurrence of any sale or transfer in any transaction or series of related transactions of all or substantially all of the assets of the Corporation or all its subsidiaries taken as a whole, other than a transaction in which the Corporation becomes a direct or indirect wholly-owned subsidiary of a holding company having the same stockholders (with the same relative amounts and type of securities) as the Corporation immediately prior to such transaction, shall be deemed to be a Liquidation Event.

                 c. In the event of a Liquidation Event, if the consideration received by the Corporation is other than cash, its value will be deemed its fair market value. Any securities received as consideration shall be valued as follows:

                      (1) Securities not subject to investment letter or other similar restrictions on free marketability covered by (2) below:

                         (A) If traded on a securities exchange or through the
Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the 30-day period ending three (3) days prior to the closing;

                         (B) If actively traded over-the-counter, the value
shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the 30-day period ending three (3) days prior to the closing; and

                         (C) If there is no active public market, the value
shall be the fair market value thereof, as jointly determined in good faith by the Board of Directors of the Corporation and the holders of a majority of the outstanding shares of Series A Convertible Preferred Stock.





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                      (2) The method of valuation of securities subject to
investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (1)(A), (B) or (C) to reflect the approximate fair market value thereof, as jointly determined in good faith by the Board of Directors of the Corporation and the holders of a majority of the outstanding shares of Series A Convertible Preferred Stock.

                 d. The Corporation shall mail to each holder of Series A Convertible Preferred Stock, at least thirty (30) days prior to a Liquidation Event, a notice setting forth the date on which such Liquidation Event is expected to become effective and the type and amount of anticipated proceeds per share of each then outstanding series of Preferred Stock and Common Stock to be distributed with respect thereto.

                 e. In the event that, immediately prior to the closing of a transaction described in subsection 4(b) the cash distributions required by subsection 4(a) have not been made, the Corporation shall forthwith either:

                      (1) cause such closing to be postponed until such time as such cash distributions have been made, or

                      (2) cancel such transaction, in which event the rights, preferences and privileges of the holders of the Series A Convertible Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in subsection 5(i) hereof.

              5. Conversion. The holders of Series A Convertible Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

                 a. Right to Convert. Each share of Series A Convertible Preferred Stock shall be convertible at the option of the holder thereof at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for the Series A Convertible Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Series A Convertible Preferred Stock Issue Price by the "Conversion Price" at the time in effect for such share. The initial "Conversion Price" per share for shares of Series A Convertible Preferred Stock shall be $1.00; provided, however, that the Conversion Price in effect from time to time shall be subject to adjustment as provided hereinafter.

                 b. Automatic Conversion.

                      (1) At any time after the first anniversary of the date a share of Series A Convertible Preferred Stock is first issued, the Corporation may cause each share of Series A Convertible Preferred Stock to be automatically converted into fully paid and nonassessable shares of Common Stock, as provided herein (such conversion, the "Automatic Conversion"), by delivery of a notice to each registered holder of Series A Convertible Preferred Stock, which notice shall describe the Automatic Conversion and include a certification by the Corporation's Chief Executive Officer and Chief Financial Officer that each of the conditions to Automatic Conversion listed in Sections 5(b)(i) to 5(b)(iv), inclusive, have been satisfied (the "Automatic Conversion Notice"); provided, however, that the Corporation may not cause an Automatic Conversion unless each



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of the following conditions is satisfied: (i) as of the "Automatic Conversion
Date" (as defined below), the Common Stock is then traded, and was traded during the sixty (60) trading day period ending on the Automatic Conversion Date, on a national securities exchange, the Nasdaq National Market or the Nasdaq SmallCap Market (or a similar national quotation system), (ii) the average of the per share closing prices of the Common Stock on such exchange or system over the sixty (60) trading day period ending on the Automatic Conversion Date (such prices to be proportionately adjusted to reflect stock splits, stock dividends, combinations, recapitalizations and similar events) is greater than $5.00, and
(iii) a registration statement with respect to the resale of the Common Stock issuable in the Automatic Conversion to holders of the Series A Convertible Preferred Stock has been filed with the Securities and Exchange Commission, such registration statement is then in effect, and the Corporation has agreed with the holders of the Series A Convertible Preferred Stock to maintain the effectiveness of such registration statement for at least 180 consecutive days beginning with the date of the Automatic Conversion. For purposes of this
Section 5, the "Automatic Conversion Date" shall mean the date on which the Automatic Conversion Notice is, with respect to each registered holder of Series A Convertible Preferred Stock, either: (x) delivered to such registered holder by personal delivery, or (y) delivered to such registered holder by facsimile transmission to the facsimile address of such holder appearing on the books of the Corporation (with confirmation of receipt), and deposited with a recognized express courier for express delivery, fees prepaid, addressed to such registered holder at the address of such holder appearing on the books of the Corporation.

                      (2) Upon an Automatic Conversion in accordance with the procedures specified in Section 5(b), and effective as of the close of business on the Automatic Conversion Date, the outstanding shares of Series A Convertible Preferred Stock shall be converted into Common Stock automatically without the need for any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series A Convertible Preferred Stock are either delivered to the Corporation or its transfer agent as provided below, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation and/or its transfer agent to indemnify the Corporation and/or its transfer agent from any loss incurred by it in connection with such certificates. Upon the occurrence of such Automatic Conversion of the Series A Convertible Preferred Stock, the holders of Series A Convertible Preferred Stock shall surrender the certificates representing such shares at the office of any transfer agent for the Series A Convertible Preferred Stock or Common Stock. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series A Convertible Preferred Stock surrendered were convertible on the Automatic Conversion Date.

                 c. Mechanics of Conversion.

                      (1) Each conversion of shares of Series A Convertible Preferred Stock of the Corporation into shares of Common Stock shall be effected by the surrender of the certificate(s) evidencing the shares of the class of



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stock to be converted (the "Converting Shares") at the principal office of the
Corporation (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holders of such class of capital stock) at any time during its usual business hours, together with written notice by the holder of such Converting Shares, (i) stating that the holder desires to convert the Converting Shares or a specified number of such Converting Shares, evidenced by such certificate(s) into shares of the class into which such shares may be converted (the "Converted Shares"), and (ii) giving the name(s) (with addresses) and denominations in which the certificate(s) evidencing the Converted Shares shall be issued, and instructions for the delivery thereof. Upon receipt of the notice described in the first sentence of this subsection 5(c)(1), together with the certificate(s) evidencing the Converting Shares, the Corporation shall be obligated to, and shall, issue and deliver in accordance with such instructions the certificate(s) evidencing the Converted Shares issuable upon such conversion and a certificate (which shall contain such legends, if any, as were set forth on the surrendered certificate(s)) representing any shares which were represented by the certificate(s) surrendered to the Corporation in connection with such conversion but which were not Converting Shares and, therefore, were not converted. Such conversion, to the extent permitted by law, shall be deemed to have been effected as of the close of business on the date on which such certificate(s) shall have been surrendered and such written notice shall have been received by the Corporation, and at such time the rights of the holder of such Converting Shares as such holder shall cease, and the person(s) in whose name or names any certificate(s) evidencing the Converted Shares are to be issued upon such conversion shall be deemed to have become the holder(s) of record of the Converted Shares.

                      (2) Upon the issuance of the Converted Shares in accordance with this Section 5, such shares shall be deemed to be duly authorized, validly issued, fully paid and non-assessable.

                      (3) If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act of 1933, as amended, the conversion may, at the option of any holder tendering Series A Convertible Preferred Stock for conversion as permitted herein, be conditioned upon the closing of such underwritten sale of securities pursuant to such offering in which event the person(s) entitled to receive the shares issuable upon such conversion shall not be deemed to have converted such shares until immediately prior to the closing of such sale of securities.

                 d. Conversion Price Adjustments for Subdivisions, Combinations or Consolidations of Common Stock.

                      (1) In the event the Corporation should at any time or from time to time after the date hereof fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of shares of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as "Common Share Equivalents"), without payment of any consideration by such holder for the additional shares of Common Stock or the Common Share Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of



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such dividend distribution, or subdivision if no record date is fixed), the
Conversion Price of the Series A Convertible Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of Series A Convertible Preferred Stock shall be increased in proportion to such increase of outstanding shares of Common Stock and shares issuable with respect to Common Share Equivalents.

                      (2) If the number of shares of Common Stock outstanding at any time after the date hereof is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price of the Series A Convertible Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of Series A Convertible Preferred Stock shall be decreased in proportion to such decrease in outstanding shares of Common Stock.

                 e. Other Distributions. In the event the Corporation shall declare a distribution payable in securities of other entities or persons, evidences of indebtedness issued by the Corporation or other entities or persons, assets (excluding cash dividends) or options or rights not referred to in subsection 5(d)(1), the holders of the Series A Convertible Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Series A Convertible Preferred Stock are convertible as of the record date fixed for the determination of the holders of shares of Common Stock of the Corporation entitled to receive such distribution or, if no such record date is fixed, as of the date such distribution is made.

                 f. Recapitalizations. If at any time or from time to time there shall be a recapitalization of the shares of Common Stock (other than a subdivision, combination, merger or sale of assets transaction provided for elsewhere in this Section 5), provision shall be made so that the holders of Series A Convertible Preferred Stock shall thereafter be entitled to receive upon conversion of the Series A Convertible Preferred Stock the number of shares of stock or other securities or property of the Corporation to which a holder of Common Stock would have been entitled on recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of the Preferred Stock after the recapitalization to the end that the provisions of this Section 5 (including adjustment of the Conversion Price then in effect and the number of shares issuable upon conversion of the Series A Convertible Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

                 g. No Impairment. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such actions as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Convertible Preferred Stock against impairment.

                 h. No Fractional Shares and Certificate as to Adjustments.



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                      (1) In lieu of any fractional shares to which a holder of
Series A Convertible Preferred Stock would otherwise be entitled upon conversion, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of one share of Common Stock. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Series A Convertible Preferred Stock of each holder at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

                      (2) Upon the occurrence of each adjustment or readjustment of the Conversion Price of the Series A Convertible Preferred Stock pursuant to this Section 5, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Convertible Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Convertible Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price of the Series A Convertible Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such holder's shares of Series A Convertible Preferred Stock.

                 i. Notices of Record Date. In the event that the Corporation shall propose at any time: (i) to declare any dividend or distribution upon any class or series of capital stock, whether in cash, property, stock or other securities; (ii) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; (iii) to merge or consolidate with or into any other corporation (if the holders of Common Stock would receive any consideration for their shares of Common Stock as part of such merger or consolidation) or to sell, lease or convey all or substantially all of its property or business, or to effect a Liquidation Event; then, in connection with each such event, the Corporation shall mail to each holder of Series A Convertible Preferred Stock:

                      (1) at least thirty (30) days' prior written notice of the date on which a record shall be taken for such dividend or distribution (and specifying the date on which the holders of the affected class or series of capital stock shall be entitled thereto) or for determining the rights to vote, if any, in respect of the matters referred to in clauses (ii) and (iii) above; and

                      (2) in the case of the matters referred to in (ii) and
(iii) above, written notice of such impending transaction not later than thirty
(30) days prior to the stockholders' meeting called to approve such transaction, or thirty (30) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holder in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction (and specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event) and the Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than thirty (30) days after the Corporation has given the first notice provided for herein or sooner than twenty (20) days after the Corporation has given notice of any material changes provided for herein.



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                 j. Reservation of Stock Issuable Upon Conversion. The
Corporation shall at all times reserve and keep available out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of the shares of Series A Convertible Preferred Stock, such number of its Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Convertible Preferred Stock; and if at any time the number of authorized but unissued Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series A Convertible Preferred Stock, in addition to such other remedies as shall be available to the holders of such Series A Convertible Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Common Stock to such number of shares as shall be sufficient for such purposes.

                 k. Notices. Any notice required by the provisions of this
Section 5 to be given to the holders of shares of Series A Convertible Preferred Stock shall be deemed given if deposited in the United States mail, first class postage prepaid, and addressed to each holder of record at his, her or its address appearing on the books of the Corporation.

                 l. Taxes and Costs. The issue of certificates evidencing Common Stock upon conversion of Series A Convertible Preferred Stock in accordance with the terms provided herein shall be made without charge to the holders of such shares for any issue tax in respect thereof or other cost incurred by the Corporation in connection with such conversion; provided, however, the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Series A Convertible Preferred Stock so converted.

              6. Voting Rights. In addition to any voting rights required by law and the special voting rights provided in this Certificate, the holders of Series A Convertible Preferred Stock shall have the right to one vote for each share of Common Stock into which such share of Series A Convertible Preferred Stock could then be converted (with any fractional share determined on an aggregate conversion basis being rounded to the nearest whole share), and with respect to such vote such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of shares of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders' meeting in accordance with the by-laws of the Corporation, and shall be treated for all purposes (including without limitation the determination of the presence of a quorum), and entitled to vote, together with holders of Common Stock as a single class, with respect to any issue, election, question or matter upon which holders of Common Stock have the right to vote.

              7. Protective Provisions.

                 a. In addition to any other rights provided by law or set forth herein, so long as any shares of Series A Convertible Preferred Stock are outstanding, the Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of a majority of the outstanding shares of Series A Convertible Preferred Stock:



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                      (1) authorize, create or issue any shares of any class or
series of stock (or issue any securities that are convertible into or exercisable for such a class or series) that are on a parity with or senior to the Series A Convertible Preferred Stock with respect to the payment of dividends or the distribution of assets on liquidation;

                      (2) declare or pay any dividend on (including a dividend payable in stock of the Corporation), make any other distribution with respect to, or repurchase, any stock of the Corporation (or any other securities that are convertible into or exercisable for such stock) that is junior to or on a parity with the Series A Convertible Preferred Stock with respect to the payment of dividends or the distribution of assets upon liquidation; provided, however, that the Corporation may repurchase shares of Common Stock (x) owned by terminated employees of, or consultants to, the Corporation or its subsidiaries and (y) in transactions effected on the open market;

                      (3) effect any merger or consolidation of the Corporation with or into any other corporation or other entity; sell, lease, exchange or otherwise dispose of, in a single transaction or a series of related transactions, all or substantially all of the assets of the Corporation, effect any recapitalization of the Corporation, or effect any other Liquidation Event, in each case other than a transaction in which the Corporation becomes a direct or indirect wholly-owned subsidiary of a holding company having the same stockholders (with the same relative amounts and type of securities) as the Corporation immediately prior to such transaction;

                      (4) amend this Certificate of Designation, the Certificate of Incorporation of Corporation, or the Corporation's By-Laws in any manner that adversely affects the rights, preferences or privileges of the Series A Convertible Preferred Stock;

                      (5) change the nature of the Corporation's business; and

                      (6) cause or permit any subsidiary of the Corporation directly or indirectly to take any actions described in clauses (1) through (6) above, other than issuing securities to the Corporation.

              8. Status of Converted Stock. In the event any shares of Series A Convertible Preferred Stock shall be converted pursuant to Section 5 hereof, the shares so converted shall be returned to the status of authorized, but unissued, shares of Preferred Stock of the Corporation.

                                      * * *



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                 [SIGNATURE PAGE TO CERTIFICATE OF DESIGNATION]

                  Each of the undersigned, the President and the Secretary, respectively, of EntreMed, Inc., a Delaware corporation, declares under penalty of perjury that the matters set forth in this certificate are true and correct of his own knowledge.

Executed on December 31, 2002.
                                              /s/ Neil Campbell
                                              ----------------------------------
                                              Neil Campbell
                                              President


                                              /s/ James D. Johnson, Ph.D.
                                              ----------------------------------
                                              James D. Johnson, Ph.D.
                                              Secretary






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